EXHIBIT 99.1

Eagle Bancorp, Inc. Announces $15.6 Million in Earnings With a Continuing Trend of Record Operating Earnings of $30.2 Million for the Fourth Quarter 2017

BETHESDA, Md., Jan. 17, 2018 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced quarterly net income of $15.6 million ($30.2 million on an operating basis) for the three months ended December 31, 2017, a 39% decrease on a net income basis (and a 17% increase on an operating basis) over the $25.7 million net income for the three months ended December 31, 2016. Quarterly income on an operating basis continued a 36 quarter trend of record earnings.

For the fourth quarter and full year 2017, operating earnings exclude one time charges to reduce the carrying value of deferred tax assets by $14.6 million, required as a result of the reduction in corporate income tax rates to 21% in the Tax Cuts and Jobs act of 2017 (“Tax Reform”). Tax Reform was enacted in late December and is further discussed below. Where appropriate, parenthetical references refer to operating earnings, which the Company believes are more relevant comparisons to prior period results of operations. Reconciliations of GAAP earnings to operating earnings are contained in the tables that follow.

Net income for the three months ended December 31, 2017 was $0.46 per basic and $0.45 per diluted common share ($0.88 per basic and diluted common share on an operating basis), as compared to $0.76 per basic common share and $0.75 per diluted common share for the same period in 2016.

For the year ended December 31, 2017, the Company’s net income was $100.2 million ($114.8 million on an operating basis), a 3% increase (18% increase on an operating basis) over the $97.7 million for the year ended December 31, 2016.

Net income was $2.94 per basic common share and $2.92 per diluted common share for the year ended December 31, 2017 ($3.36 per basic common share and $3.35 per diluted common share on an operating basis), as compared to $2.91 per basic common share and $2.86 per diluted common share for 2016.

“We are very pleased to report a continued trend of balanced and consistently strong financial performance,” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. “Our net income in the fourth quarter (excluding the adjustment reflecting the impact of Tax Reform) represents 36 consecutive quarters of increasing operating earnings dating back to the first quarter of 2009. This strong financial performance has resulted from a combination of steady average balance sheet growth and related revenue growth, coupled with a strong net interest margin. Additionally, we have sustained very solid asset quality over an extended period along with favorable operating leverage.” Loan balances increased 5% in the fourth quarter while deposit balances decreased by 1% from September 30, 2017. Mr. Paul added, “While we experienced declines in deposit balances late in 2017, we consider average balances more indicative of our growth performance, since maintaining favorable averages translates to improved revenue. During the fourth quarter of 2017, average deposits increased 5% over the third quarter and average loans increased 4%. Average growth in our balance sheet combined with a continuing favorable net interest margin contributed to revenue growth increases of 15% in the fourth quarter 2017 over the fourth quarter of 2016 and by 8% over the third quarter of 2017. For the full year 2017 over 2016, revenue growth was 10%. The net interest margin in the fourth quarter was stable at 4.13% and favorable as compared to peer banking companies. The loan pipeline remains strong, and the yield on the loan portfolio in the fourth quarter was 2 basis points higher at 5.21% versus 5.19% for the third quarter, as the Company’s loan portfolio yield continues to benefit from both higher general market interest rates and disciplined loan pricing. Importantly, our credit quality remained very strong in the fourth quarter as the level of nonperforming assets was just 0.19% of total assets at December 31, 2017. Mr. Paul added, “the Company’s operating efficiency, another key driver of financial performance, improved even further in the fourth quarter from  a strong position. Noninterest expense  in the fourth quarter of 2017 was less than 1% over the same period in 2016 while total revenue increased by 15% resulting in a continued favorable efficiency ratio.” For the fourth quarter in 2017, the efficiency ratio was 35.12%, as compared to 37.49% in the third quarter of 2017 and 40.22% for the fourth quarter of 2016. Mr. Paul added, “The Company remains committed to cost management measures and strong productivity.”

Pre-tax, pre-provision income was $55.1 million for the fourth quarter of 2017 a 24% increase over $44.3 million for the fourth quarter of 2016 and a 12% increase over the $49.2 million for the third quarter of 2017.

The annualized return on average assets (“ROAA”) was 0.82% (1.60% on an operating basis) for the fourth quarter of 2017 and 1.41% (1.62% on an operating basis) for the twelve months ended December 31, 2017. The annualized return on average common equity (“ROACE”) was 6.49% (12.57% on an operating basis) for the fourth quarter of 2017 and 11.06% (12.67% on an operating basis) for the year ended December 31, 2017.

For the full year 2017, loans grew 13% and averaged 11% higher. For the full year 2017, deposits increased 2% and averaged 8% higher. For the full year 2017, total revenue increased by 10% while total noninterest expenses increased 3%.

Pre-tax, pre-provision income was $194.7 million for the full year 2017 as compared to $170.4 million for the full year 2016, a 14% increase.

For the fourth quarter of 2017, the net interest margin was 4.13%, as compared to 4.14% for the third quarter of 2017 and 3.95% for the fourth quarter of 2016. The average liquidity position was higher in the fourth quarter due to higher average deposit growth than loan growth and contributed to the 1 basis point decline in the net interest margin quarter over quarter.

For the full year of 2017, the net interest margin was 4.15% as compared to 4.16% for the year ended December 31, 2016. Higher short and intermediate term market interest rates during 2017 resulted in higher yields on loans and investments and higher funding costs. These interest rate moves also validated the Company’s strategy of balanced interest rate risk management. Mr. Paul noted, “In the current environment, the Company has continued its emphasis on disciplined pricing for both new loans and funding sources, which has resulted in the Company maintaining a superior net interest margin.”

Asset quality measures improved further in the fourth quarter of 2017 from an already solid position. At December 31, 2017, the Company’s nonperforming loans amounted to $13.2 million (0.21% of total loans) as compared to $16.6 million (0.27% of total loans) at September 30, 2017 and $17.9 million (0.31% of total loans) at December 31, 2016. Nonperforming assets amounted to $14.6 million (0.19% of total assets) at December 31, 2017 compared to $18.0 million (0.24% of total assets) at September 30, 2017 and $20.6 million (0.30% of total assets) at December 31, 2016. For the year of 2017, the Company recorded net charge-offs of $3.3 million (0.06% of average loans), as compared to net charge-offs of $4.9 million (0.09% of average loans) for the year of 2016.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its December 31, 2017 allowance for credit losses, at 1.01% of total loans (excluding loans held for sale), is adequate to absorb potential credit losses within the loan portfolio as of the end of the year. The allowance for credit losses was 1.03% of total loans at September 30, 2017 and 1.04% at December 31, 2016. The allowance for credit losses represented 489% of nonperforming loans at December 31, 2017.

Total assets at December 31, 2017 were $7.48 billion, a 1% increase as compared to $7.39 billion at September 30, 2017, and a 9% increase as compared to $6.89 billion at December 31, 2016. Total loans (excluding loans held for sale) were $6.41 billion at December 31, 2017, a 5% increase as compared to $6.08 billion at September 30, 2017, and a 13% increase as compared to $5.68 billion at December 31, 2016. Loans held for sale amounted to $25.1 million at December 31, 2017 as compared to $26.0 million at September 30, 2017, a 3% decrease, and $51.6 million at December 31, 2016, a 51% decrease. The investment portfolio totaled $589.3 million at December 31, 2017, a 6% increase from the $556.0 million balance at September 30, 2017. As compared to December 31, 2016, the investment portfolio at December 31, 2017 increased by $51.2 million or 10%.

Total deposits at December 31, 2017 were $5.85 billion, compared to deposits of $5.91 billion at September 30, 2017, a 1% decrease, and deposits of $5.72 billion at December 31, 2016, a 2% increase. Total borrowed funds (excluding customer repurchase agreements) were $541.9 million at December 31, 2017, $416.8 million at September 30, 2017 and $216.5 million at December 31, 2016.

Total shareholders’ equity at December 31, 2017 increased 2%, to $950.4 million, compared to $934.0 million at September 30, 2017, and increased 13%, from $842.8 million at December 31, 2016. Growth in retained earnings has enhanced the Company’s capital position well in excess of regulatory requirements for well capitalized status. The total risk based capital ratio was 15.02% at December 31, 2017, as compared to 15.30% at September 30, 2017, and 14.89% at December 31, 2016. In addition, the tangible common equity ratio was 11.45% at December 31, 2017, compared to 11.35% at September 30, 2017 and 10.84% at December 31, 2016.

Referring to the impact of the new corporate income tax law as highlighted above; while the Company’s earnings beginning in 2018 will benefit from the lower corporate income tax marginal rates in the new legislation (The Tax Cuts and Jobs Act), companies are required to revalue their deferred tax positions at December 31, 2017 at the lower federal income tax rates. Since the new law was enacted on December 22, 2017, this revaluation is accounted for in the fourth quarter of 2017 through adjustments to Income tax expense on the Consolidated Statements of Income. The Company’s net deferred tax asset position revaluation is attributable primarily to the timing difference created by the allowance for loan losses being  deductible at the lower U.S. corporate income tax rate beginning in 2018, as opposed to the higher rates in effect through December 31, 2017.

This adjustment increased Income tax expense for the fourth quarter of 2017 and full year 2017 by $14.6 million ($0.42 per basic and $0.43 per diluted share). As a result of reduced rates, the Company expects to incur substantially reduced income tax expense in future periods. Excluding the discrete adjustment for deferred tax assets, the effective tax rate in the fourth quarter of 2017 was 40.8%. The higher effective rate was due to the annual reconciliation of tax accounts following completion and filing of the 2016 income tax returns.

Analysis of the three months ended December 31, 2017 compared to December 31, 2016

For the three months ended December 31, 2017, the Company reported an annualized ROAA of 0.82% (1.60% on an operating basis) as compared to 1.46% for the three months ended December 31, 2016. The annualized ROACE for the three months ended December 31, 2017 was 6.49% (12.57% on an operating basis), as compared to 12.26% for the three months ended December 31, 2016.

Net interest income increased 12% for the three months ended December 31, 2017 over the same period in 2016 ($75.4 million versus $67.0 million), resulting from growth in average earning assets of 7% and an 18 basis point expansion of the net interest margin. The net interest margin was 4.13% for the three months ended December 31, 2017, as compared to 3.95% for the three months ended December 31, 2016. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio to a 5.21% yield for the fourth quarter of 2017 has been a significant factor in its overall profitability.

The provision for credit losses was $4.1 million for the three months ended December 31, 2017 as compared to $2.1 million for the three months ended December 31, 2016. The higher provisioning in the fourth quarter of 2017, as compared to the fourth quarter of 2016, is primarily due to higher loan growth ($327.3 million vs. $196.0 million) and higher net charge-offs. Net charge-offs of $2.3 million in the fourth quarter of 2017 represented an annualized 0.15% of average loans, excluding loans held for sale, as compared to a net recovery of $97 thousand, or an annualized 0.01% of average loans, excluding loans held for sale, in the fourth quarter of 2016. Net charge-offs in the fourth quarter of 2017 were attributable primarily to net charge-offs in construction - commercial and residential ($2.1 million).

Noninterest income for the three months ended December 31, 2017 increased to $9.5 million from $7.0 million for the three months ended December 31, 2016, due substantially to a $1.2 million nonrecurring adjustment to a tax credit investment resulting from the reversal of excess write downs in prior years. The FHA business unit generated  income of $948 thousand on the origination, securitization, servicing and sale of FHA Multifamily-Backed GNMA securities in the fourth quarter of 2017. The residential mortgage unit had  lower sales  and  resulting gains on the sale of these loans in the fourth quarter of 2017 (gains of $2.3 million for the fourth quarter of 2017 versus $3.1 million for the same period in 2016). Residential mortgage loans closed were $136 million for the fourth quarter in 2017 versus $241 million for the fourth quarter of 2016. There was no income related to FHA Multifamily-Backed GNMA securities in the fourth quarter of 2016. The SBA business unit generated  $893 thousand in revenue during the fourth quarter of 2017 compared to $356 thousand for the same period in 2016 from sales of the guaranteed portion on SBA loans. There were no gains or losses on investment transactions in the fourth quarter of 2017 as compared to a modest gain of $71 thousand in the fourth quarter of 2016.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 35.12% for the fourth quarter of 2017, as compared to 40.22% for the fourth quarter of 2016. Noninterest expenses totaled $29.8 million for the three months ended December 31, 2017, as compared to $29.8 million for the three months ended December 31, 2016. Salaries and employee benefits expenses decreased  $1.2 million in the fourth quarter of 2017 as compared to  the fourth quarter of 2016, due to lower stock based and incentive compensation accruals and lower health care costs, partially offset by higher salaries.  Premises and equipment expenses increased by $320 thousand primarily due to rent and other occupancy cost increases as well as cost increases associated with the expansion of our IT infrastructure. Marketing and advertising expenses increased $278 thousand primarily due to costs associated with digital and print advertising and sponsorships. Data processing costs increased by $132 thousand primarily due to increased vendor fees. Legal, accounting, and professional fees increased by $686 thousand due substantially to consulting services, a portion of which relates to recent short-sale stock activity.

The effective tax rate was substantially higher (69.5%) for the fourth quarter 2017 as compared to 39.0% for the same period in 2016 due primarily to tax rate changes earlier discussed ($14.6 million deferred tax asset adjustment through tax expense). Excluding this charge, the effective tax rate for the fourth quarter was 40.8%, elevated from prior quarters due to annual tax account reconciliation as earlier discussed.

Analysis of the year ended December 31, 2017 compared to December 31, 2016

For the year ended December 31, 2017, the Company reported an annualized ROAA of 1.41% (1.62% on an operating basis) as compared to 1.52% for the year ended December 31, 2016. The annualized ROACE for the year ended December 31, 2017 was 11.06% (12.67% on an operating basis), as compared to 12.27% for the year ended December 31, 2016.

Net interest income increased 10% for the year ended December 31, 2017 over the same period in 2016 ($283.9 million versus $258.2 million), resulting from growth in average earning assets of 10%. The net interest margin was 4.15% for the year ended December 31, 2017 as compared to 4.16% for the same period in 2016. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.17% for the full year of 2017 has been a significant factor in its overall profitability. Additionally, the percentage of average noninterest bearing deposits to total deposits was 33% for the full year of 2017 versus 30% for the same period in 2016.

The provision for credit losses was $9.0 million for the year ended December 31, 2017 as compared to $11.3 million for the year ended December 31, 2016. The lower provisioning during 2017, as compared to 2016, is due to lower net-charge-offs. Net charge-offs of $3.3 million during 2017 represented an annualized 0.06% of average loans, excluding loans held for sale, as compared to $4.9 million or an annualized 0.09% of average loans, excluding loans held for sale, in 2016. Net charge-offs during 2017 were attributable primarily to construction - commercial and residential ($1.7 million) and commercial real estate loans ($1.4 million).

Noninterest income for the year ended December 31, 2017 was $29.4 million as compared to $27.3 million for the year ended December 31, 2016, an 8% increase. This increase was primarily due to revenue associated with the origination, securitization, servicing, and sale of FHA Multifamily-Backed GNMA securities of $2.5 million together with a $1.2 million nonrecurring adjustment to a tax credit investment balance resulting from the reversal of excess write downs in prior years. These increases were partially offset by fewer sales and related gain on sales of both SBA loans ($808 thousand) and residential mortgage loans ($2.0 million). Noninterest income was $28.8 million for the year ended December 31, 2017, as compared to $26.1 million for the same period in 2016, excluding gains on sales of investment securities, an 11% increase.

Noninterest expenses totaled $118.6 million for the year ended December 31, 2017, as compared to $115.0 million for the year ended December 31, 2016, a 3% increase. Cost increases for salaries and benefits were modest due to new hires and merit increases, which were effectively offset by decreases in employee benefit costs due to the prior year acceleration of restricted stock awards, lower incentive compensation accruals and lower health care costs. Marketing and advertising increased by $600 thousand due primarily to increased digital and print advertising spend. Data processing increased by $473 thousand due primarily to increased vendor fees associated with higher volumes and rates. Legal, accounting and professional fees increased by $1.4 million primarily due to consulting services and enhanced IT risk management. Other expenses increased $614 thousand  due to numerous factors. For 2017, the efficiency ratio was 37.84% as compared to 40.29% for the same period in 2016.

The financial information which follows provides more detail on the Company’s financial performance for the three and twelve months ended December 31, 2017 as compared to the three and twelve months ended December 31, 2016 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2016 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-one branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its fourth quarter and year end 2017 financial results on Thursday, January 18, 2018 at 10:00 a.m. eastern savings time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 8159837, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through February 1, 2018.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Income Statements:
Total interest income	$86,526	$75,795	$324,034	$285,805
Total interest expense	11,167	8,771	40,147	27,640
Net interest income	75,359	67,024	283,887	258,165
Provision for credit losses	4,087	2,112	8,971	11,331
Net interest income after provision for credit losses	71,272	64,912	274,916	246,834
Noninterest income (before investment gains)	9,496	6,943	28,831	26,090
Gain on sale of investment securities	-	71	542	1,194
Total noninterest income	9,496	7,014	29,373	27,284
Total noninterest expense	29,803	29,780	118,552	115,016
Income before income tax expense	50,965	42,146	185,737	159,102
Income tax expense	35,396	16,429	85,505	61,395
Net income	$15,569	$25,717	$100,232	$97,707

Per Share Data:
Earnings per weighted average common share, basic	$0.46	$0.76	$2.94	$2.91
Earnings per weighted average common share, diluted	$0.45	$0.75	$2.92	$2.86
Weighted average common shares outstanding, basic	34,179,793	33,650,963	34,138,536	33,587,254
Weighted average common shares outstanding, diluted	34,334,873	34,233,940	34,320,639	34,181,616
Actual shares outstanding at period end	34,185,163	34,023,850	34,185,163	34,023,850
Book value per common share at period end	$27.80	$24.77	$27.80	$24.77
Tangible book value per common share at period end (1)	$24.67	$21.61	$24.67	$21.61

Performance Ratios (annualized):
Return on average assets	0.82%	1.46%	1.41%	1.52%
Return on average common equity	6.49%	12.26%	11.06%	12.27%
Net interest margin	4.13%	3.95%	4.15%	4.16%
Efficiency ratio (2)	35.12%	40.22%	37.84%	40.29%

Other Ratios:
Allowance for credit losses to total loans (3)	1.01%	1.04%	1.01%	1.04%
Allowance for credit losses to total nonperforming loans	489.20%	330.49%	489.20%	330.49%
Nonperforming loans to total loans (3)	0.21%	0.31%	0.21%	0.31%
Nonperforming assets to total assets	0.19%	0.30%	0.19%	0.30%
Net charge-offs (annualized) to average loans (3)	0.15%	-0.01%	0.06%	0.09%
Common equity to total assets	12.71%	12.23%	12.71%	12.23%
Tier 1 capital (to average assets)	11.45%	10.72%	11.45%	10.72%
Total capital (to risk weighted assets)	15.02%	14.89%	15.02%	14.89%
Common equity tier 1 capital (to risk weighted assets)	11.24%	10.80%	11.24%	10.80%
Tangible common equity ratio (1)	11.45%	10.84%	11.45%	10.84%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,375,939	$1,200,728	$1,375,939	$1,200,728
Commercial real estate - owner occupied	$755,444	$640,870	$755,444	$640,870
Commercial real estate - income producing	$3,047,095	$2,509,517	$3,047,095	$2,509,517
1-4 Family mortgage	$104,357	$152,748	$104,357	$152,748
Construction - commercial and residential	$973,141	$932,531	$973,141	$932,531
Construction - C&I (owner occupied)	$58,691	$126,038	$58,691	$126,038
Home equity	$93,264	$105,096	$93,264	$105,096
Other consumer	$3,598	$10,365	$3,598	$10,365

Average Balances (in thousands):
Total assets	$7,487,740	$6,984,492	$7,089,241	$6,436,774
Total earning assets	$7,242,994	$6,754,934	$6,853,815	$6,210,603
Total loans	$6,207,505	$5,591,790	$5,939,985	$5,338,716
Total deposits	$6,101,727	$5,796,516	$5,787,665	$5,369,261
Total borrowings	$382,687	$312,842	$355,377	$240,232
Total shareholders’ equity	$951,743	$834,823	$906,174	$796,400

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Year Ended	Year Ended
	December 31, 2017	December 31, 2016
Common shareholders' equity	$950,439	$842,799
Less: Intangible assets	(106,617)	(107,419)
Tangible common equity	$843,822	$735,380

Book value per common share	$27.80	$24.77
Less: Intangible book value per common share	(3.12)	(3.16)
Tangible book value per common share	$24.68	$21.61

Total assets	$7,475,925	$6,890,096
Less: Intangible assets	(107,212)	(107,419)
Tangible assets	$7,368,713	$6,782,677
Tangible common equity ratio	11.45%	10.84%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

Eagle Bancorp, Inc.
GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	GAAP		Non-GAAP	GAAP		Non-GAAP
	2017	Change	2017	2017	Change	2017
Income Statements:
Income tax expense	35,396	(14,588)	20,808	85,505	(14,588)	70,917
Net income	$15,569	14,588	$30,157	$100,232	14,588	$114,820

Per Share Data:
Earnings per weighted average common share, basic	$0.46	$0.42	$0.88	$2.94	$0.42	$3.36
Earnings per weighted average common share, diluted	$0.45	$0.43	$0.88	$2.92	$0.43	$3.35

Performance Ratios (annualized):
Return on average assets	0.82%		1.60%	1.41%		1.62%
Return on average common equity	6.49%		12.57%	11.06%		12.67%

	GAAP		Non-GAAP
Assets	December 31, 2017	Change	December 31, 2017
Deferred income taxes	28,770	14,588	43,358
Total Assets	$7,475,925	$14,588	$7,490,513

Shareholders' Equity
Retained earnings	431,544	14,588	446,132
Total Shareholders' Equity	950,439	14,588	965,027
Total Liabilities and Shareholders' Equity	$7,475,925	14,588	$7,490,513

	Three Months Ended December 31,			Twelve Months Ended December 31,
	GAAP		Non-GAAP	GAAP		Non-GAAP
Interest Income	2017	Change	2017	2017	Change	2017
Income Tax Expense	35,396	(14,588)	20,808	85,505	(14,588)	70,917
Net Income	$15,569	$14,588	$30,157	$100,232	$14,588	$114,820

Earnings Per Common Share
Basic	$0.46	$0.42	$0.88	$2.94	$0.42	$3.36
Diluted	$0.45	$0.43	$0.88	$2.92	$0.43	$3.35

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	December 31, 2017	September 30, 2017	December 31, 2016
Cash and due from banks	$7,445	$8,246	$8,076
Federal funds sold	15,767	8,548	2,397
Interest bearing deposits with banks and other short-term investments	167,261	432,156	357,690
Investment securities available for sale, at fair value	589,268	556,026	538,108
Federal Reserve and Federal Home Loan Bank stock	36,324	30,980	21,600
Loans held for sale	25,096	25,980	51,629
Loans	6,411,528	6,084,204	5,677,893
Less allowance for credit losses	(64,758)	(62,967)	(59,074)
Loans, net	6,346,770	6,021,237	5,618,819
Premises and equipment, net	20,991	19,546	20,661
Deferred income taxes	28,770	45,432	48,220
Bank owned life insurance	60,947	61,238	60,130
Intangible assets, net	107,212	107,150	107,419
Other real estate owned	1,394	1,394	2,694
Other assets	68,680	75,723	52,653
Total Assets	$7,475,925	$7,393,656	$6,890,096

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$1,982,912	$1,843,157	$1,775,684
Interest bearing transaction	420,417	429,247	289,122
Savings and money market	2,621,146	2,818,871	2,902,560
Time, $100,000 or more	515,682	482,325	464,842
Other time	313,827	340,352	283,906
Total deposits	5,853,984	5,913,952	5,716,114
Customer repurchase agreements	76,561	73,569	68,876
Other short-term borrowings	325,000	200,000	-
Long-term borrowings	216,905	216,807	216,514
Other liabilities	53,036	55,346	45,793
Total liabilities	6,525,486	6,459,674	6,047,297

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 34,185,163, 34,174,009, and 34,023,850, respectively	340	340	338
Additional paid in capital	520,304	518,616	513,531
Retained earnings	431,544	415,975	331,311
Accumulated other comprehensive loss	(1,749)	(949)	(2,381)
Total Shareholders' Equity	950,439	933,982	842,799
Total Liabilities and Shareholders' Equity	$7,475,925	$7,393,656	$6,890,096
			`

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Interest Income	2017	2016	2017	2016
Interest and fees on loans	$81,967	$72,486	$308,510	$274,488
Interest and dividends on investment securities	3,360	2,508	12,214	9,629
Interest on balances with other banks and short-term investments	1,174	798	3,258	1,654
Interest on federal funds sold	25	3	52	34
Total interest income	86,526	75,795	324,034	285,805
Interest Expense
Interest on deposits	7,820	5,736	27,286	19,248
Interest on customer repurchase agreements	61	52	197	167
Interest on other short-term borrowings	307	5	748	732
Interest on long-term borrowings	2,979	2,978	11,916	7,493
Total interest expense	11,167	8,771	40,147	27,640
Net Interest Income	75,359	67,024	283,887	258,165
Provision for Credit Losses	4,087	2,112	8,971	11,331
Net Interest Income After Provision For Credit Losses	71,272	64,912	274,916	246,834

Noninterest Income
Service charges on deposits	1,723	1,518	6,364	5,821
Gain on sale of loans	2,536	3,099	9,276	11,564
Gain on sale of investment securities	-	71	542	1,194
Increase in the cash surrender value of bank owned life insurance	358	383	1,466	1,554
Other income	4,879	1,943	11,725	7,151
Total noninterest income	9,496	7,014	29,373	27,284
Noninterest Expense
Salaries and employee benefits	16,678	17,853	67,129	67,010
Premises and equipment expenses	4,019	3,699	15,632	15,118
Marketing and advertising	1,222	944	4,095	3,495
Data processing	2,163	2,031	8,220	7,747
Legal, accounting and professional fees	1,514	828	5,053	3,673
FDIC insurance	491	525	2,554	2,718
Other expenses	3,716	3,900	15,869	15,255
Total noninterest expense	29,803	29,780	118,552	115,016
Income Before Income Tax Expense	50,965	42,146	185,737	159,102
Income Tax Expense	35,396	16,429	85,505	61,395
Net Income	$15,569	$25,717	$100,232	$97,707

Earnings Per Common Share
Basic	$0.46	$0.76	$2.94	$2.91
Diluted	$0.45	$0.75	$2.92	$2.86

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2017			2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$381,339	$1,175	1.22%	$601,356	$798	0.53%
Loans held for sale (1)	38,449	379	3.94%	70,874	615	3.47%
Loans (1) (2)	6,207,505	81,588	5.21%	5,591,790	71,871	5.11%
Investment securities available for sale (2)	603,550	3,360	2.21%	487,730	2,508	2.05%
Federal funds sold	12,151	25	0.82%	3,184	3	0.37%
Total interest earning assets	7,242,994	86,527	4.74%	6,754,934	75,795	4.46%

Total noninterest earning assets	308,138			287,540
Less: allowance for credit losses	63,392			57,982
Total noninterest earning assets	244,746			229,558
TOTAL ASSETS	$7,487,740			$6,984,492

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$380,137	$456	0.48%	$303,994	$201	0.26%
Savings and money market	2,923,750	5,113	0.69%	2,941,919	3,715	0.50%
Time deposits	811,484	2,251	1.10%	786,782	1,820	0.92%
Total interest bearing deposits	4,115,371	7,820	0.75%	4,032,695	5,736	0.57%
Customer repurchase agreements	80,758	61	0.30%	95,283	52	0.22%
Other short-term borrowings	85,057	307	1.41%	1,090	5	1.79%
Long-term borrowings	216,872	2,979	5.38%	216,469	2,978	5.38%
Total interest bearing liabilities	4,498,058	11,167	0.98%	4,345,537	8,771	0.80%

Noninterest bearing liabilities:
Noninterest bearing demand	1,986,356			1,763,821
Other liabilities	51,583			40,311
Total noninterest bearing liabilities	2,037,939			1,804,132

Shareholders’ Equity	951,743			834,823
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,487,740			$6,984,492

Net interest income		$75,360			$67,024
Net interest spread			3.76%			3.66%
Net interest margin			4.13%			3.95%
Cost of funds			0.61%			0.51%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $5.2 million and $4.4 million for the three months ended December 31, 2017 and 2016, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Years Ended December 31,
	2017			2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$313,296	$3,258	1.04%	$341,574	$1,654	0.45%
Loans held for sale (1)	35,813	1,400	3.91%	53,590	1,903	3.59%
Loans (1) (2)	5,939,985	307,111	5.17%	5,338,716	272,585	5.10%
Investment securities available for sale (1)	557,049	12,214	2.19%	468,773	9,629	2.06%
Federal funds sold	7,672	52	0.68%	7,950	34	0.43%
Total interest earning assets	6,853,815	324,035	4.73%	6,210,603	285,805	4.65%

Total noninterest earning assets	296,592			282,060
Less: allowance for credit losses	61,166			55,889
Total noninterest earning assets	235,426			226,171
TOTAL ASSETS	$7,089,241			$6,436,774

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$369,953	$1,537	0.42%	$251,954	$646	0.26%
Savings and money market	2,739,776	17,284	0.63%	2,728,347	12,038	0.44%
Time deposits	799,816	8,465	1.06%	769,801	6,564	0.85%
Total interest bearing deposits	3,909,545	27,286	0.70%	3,750,102	19,248	0.51%
Customer repurchase agreements	73,237	197	0.27%	77,833	167	0.21%
Other short-term borrowings	65,416	748	1.13%	29,376	732	2.45%
Long-term borrowings	216,724	11,916	5.42%	133,023	7,493	5.54%
Total interest bearing liabilities	4,264,922	40,147	0.94%	3,990,334	27,640	0.69%

Noninterest bearing liabilities:
Noninterest bearing demand	1,878,120			1,619,159
Other liabilities	40,025			30,881
Total noninterest bearing liabilities	1,918,145			1,650,040

Shareholders’ equity	906,174			796,400
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,089,241			$6,436,774

Net interest income		$283,888			$258,165
Net interest spread			3.79%			3.91%
Net interest margin			4.15%			4.16%
Cost of funds			0.58%			0.44%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $18.1 million and $16.1 million for the years ended December 31, 2017 and 2016, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2017	2017	2017	2017	2016	2016	2016	2016
Total interest income	$86,526	$82,370	$79,344	$75,794	$75,795	$72,431	$69,772	$67,807
Total interest expense	11,167	10,434	9,646	8,900	8,771	7,703	5,950	5,217
Net interest income	75,359	71,936	69,698	66,894	67,024	64,728	63,822	62,590
Provision for credit losses	4,087	1,921	1,566	1,397	2,112	2,288	3,888	3,043
Net interest income after provision for credit losses	71,272	70,015	68,132	65,497	64,912	62,440	59,934	59,547
Noninterest income (before investment gains)	9,496	6,773	6,997	5,565	6,943	6,404	7,077	5,666
Gain on sale of investment securities	-	11	26	505	71	1	498	624
Total noninterest income	9,496	6,784	7,023	6,070	7,014	6,405	7,575	6,290
Salaries and employee benefits	16,678	16,905	16,869	16,677	17,853	17,130	15,908	16,119
Premises and equipment	4,019	3,846	3,920	3,847	3,699	3,786	3,807	3,826
Marketing and advertising	1,222	732	1,247	894	944	857	920	774
Merger expenses	-	-	-	-	-	-	-	-
Other expenses	7,884	8,033	7,965	7,814	7,284	7,065	7,660	7,383
Total noninterest expense	29,803	29,516	30,001	29,232	29,780	28,838	28,295	28,102
Income before income tax expense	50,965	47,283	45,154	42,335	42,146	40,007	39,214	37,735
Income tax expense	35,396	17,409	17,382	15,318	16,429	15,484	15,069	14,413
Net income	15,569	29,874	27,772	27,017	25,717	24,523	24,145	23,322
Preferred stock dividends	-	-	-	-	-	-	-	-
Net income available to common shareholders	$15,569	$29,874	$27,772	$27,017	$25,717	$24,523	$24,145	$23,322

Per Share Data:
Earnings per weighted average common share, basic	$0.46	$0.87	$0.81	$0.79	$0.76	$0.73	$0.72	$0.70
Earnings per weighted average common share, diluted	$0.45	$0.87	$0.81	$0.79	$0.75	$0.72	$0.71	$0.68
Weighted average common shares outstanding, basic	34,179,793	34,173,893	34,128,598	34,069,528	33,650,963	33,590,183	33,588,141	33,518,998
Weighted average common shares outstanding, diluted	34,334,873	34,338,442	34,324,120	34,284,316	34,233,940	34,187,171	34,183,209	34,104,237
Actual shares outstanding at period end	34,185,163	34,174,009	34,169,924	34,110,056	34,023,850	33,590,880	33,584,898	33,581,599
Book value per common share at period end	$27.80	$27.33	$26.42	$25.59	$24.77	$24.28	$23.48	$22.71
Tangible book value per common share at period end (1)	$24.67	$24.19	$23.28	$22.45	$21.61	$21.08	$20.27	$19.48

Performance Ratios (annualized):
Return on average assets	0.82%	1.66%	1.60%	1.62%	1.46%	1.50%	1.57%	1.54%
Return on average common equity	6.49%	12.86%	12.51%	12.74%	12.26%	12.04%	12.40%	12.39%
Net interest margin	4.13%	4.14%	4.16%	4.14%	3.95%	4.11%	4.30%	4.31%
Efficiency ratio (2)	35.12%	37.49%	39.10%	40.06%	40.22%	40.54%	39.63%	40.80%

Other Ratios:
Allowance for credit losses to total loans (3)	1.01%	1.03%	1.02%	1.03%	1.04%	1.04%	1.05%	1.06%
Allowance for credit losses to total nonperforming loans	489.20%	379.11%	356.00%	416.91%	330.49%	255.29%	264.44%	249.03%
Nonperforming loans to total loans (3)	0.21%	0.27%	0.29%	0.25%	0.31%	0.41%	0.40%	0.43%
Nonperforming assets to total assets	0.19%	0.24%	0.26%	0.22%	0.30%	0.41%	0.39%	0.42%
Net charge-offs (annualized) to average loans (3)	0.15%	0.00%	0.02%	0.04%	-0.01%	0.14%	0.15%	0.09%
Tier 1 capital (to average assets)	11.45%	11.78%	11.61%	11.51%	10.72%	11.12%	11.24%	11.01%
Total capital (to risk weighted assets)	15.02%	15.30%	15.13%	14.97%	14.89%	15.05%	12.71%	12.87%
Common equity tier 1 capital (to risk weighted assets)	11.24%	11.40%	11.18%	10.97%	10.80%	10.83%	10.74%	10.83%
Tangible common equity ratio (1)	11.45%	11.35%	11.15%	10.97%	10.84%	10.64%	10.88%	10.86%

Average Balances (in thousands):
Total assets	$7,487,740	$7,128,769	$6,959,994	$6,772,164	$6,984,492	$6,492,274	$6,191,164	$6,072,533
Total earning assets	$7,242,994	$6,897,613	$6,728,055	$6,538,377	$6,754,935	$6,266,311	$5,968,488	$5,846,081
Total loans	$6,207,505	$5,946,411	$5,895,174	$5,705,261	$5,591,790	$5,422,677	$5,266,305	$5,070,386
Total deposits	$6,101,727	$5,827,953	$5,660,119	$5,554,402	$5,796,516	$5,353,834	$5,178,501	$5,143,670
Total borrowings	$382,687	$344,959	$375,124	$318,143	$312,842	$300,083	$207,221	$139,324
Total shareholders’ equity	$951,743	$921,493	$890,498	$859,779	$834,823	$809,973	$783,318	$756,916

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800